UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2011

TREATY ENERGY CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	000-28015	86-0884116
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

440 Louisiana, Suite 1400
Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 425-5377

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

This Form 8-K/A is being filed to amend the Form 8-K filed on March 31, 2011 regarding the non-reliance on the financial statements previously filed by Treaty Energy Corporation (“Treaty” or the “Company”) in its quarterly reports for the period ended June 30, 2010 and September 30, 2010.

On March 30, 2011, Treaty’s Board of Directors (“Board”) concluded that the Company’s financial statements contained in its quarterly reports for the period ended June 30, 2010 and September 30, 2010 should no longer be relied upon.

In the previous reports, the Company had recorded its basis in its Belize joint venture with Princess Petroleum Limited as $100,000, which was recorded as having been paid by a principal shareholder. However, the Company has discovered that the principal shareholder sold 20,000,000 shares of his Treaty stock to certain investors for $100,000. In addition to the sale of this stock, Treaty agreed to repay these investors $100,000 pursuant to a promissory note entered into on the same date. Our Form 8-K filed on March 31, 2011 indicated that the basis of the Belize property would be adjusted. However, the Company has concluded that the appropriate accounting treatment is to increase interest by $100,000 and increase our liabilities by the same amount plus accrued interest from the date of the note.

In addition, our previously filed Form 8-K stated that these investors were the principals of Princess Petroleum Limited, but they are not. As a result, the Company is filing this amended Form 8-K to clarify that the above transactions were not with the principals of Princess Petroleum, but rather with other investors.

The Company has discussed these matters with its auditors and is working to correct the accounting treatment of the Princess Petroleum transaction in its annual report for the year ended December 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TREATY ENERGY CORPORATION

Date: April 4, 2011	By:	/s/ Andrew V. Reid
Andrew V. Reid Chairman and Chief Executive Officer